Exhibit 4.31

AMENDMENT AGREEMENT

December 23, 2010

This Amendment Agreement (this “Agreement”) is entered into by and among IASO Pharma Inc. (f/k/a Pacific Beach Biosciences, Inc.), a Delaware corporation (the “Company”), and Paramount Credit Partners, LLC (“Holder”).

RECITALS

WHEREAS, Holder is the holder of a 10% Senior Promissory Note dated January 15, 2009 in the principal amount of $2,750,000 and a 10% Senior Promissory Note dated June 24, 2009 in the principal amount of $125,000, each made by the Company in favor of Holder (collectively, the “Notes”), which become due and payable upon a Qualified Financing (as defined in the Notes);

WHEREAS, the Company is currently in the process of registering a proposed initial public offering of the Company’s securities, which the Company anticipates will qualify as a Qualified Financing (the “IPO”);

WHEREAS, the Company had previously engaged Maxim Group LLC (“Maxim”) as the lead underwriter in connection with the IPO; however, Maxim recently represented to the Company that Maxim will not be able to raise the funds the Company requires in the IPO and, therefore, the Company has recently engaged Ladenburg Thalmann & Co. Inc. (“Ladenburg”) to replace Maxim as the Company’s lead underwriter in connection with the IPO;

WHEREAS, Ladenburg Thalmann & Co. Inc. (“Ladenburg”), as the lead underwriter for the IPO, has stressed to the Company that the requirement to repay the Notes in connection with the IPO would significantly inhibit the ability of the Company to successfully complete the IPO and, therefore, Ladenburg has recommended that the Company obtain the Holder’s consent to amend the Notes;

WHEREAS, as a result of such recommendation, the Company seeks the consent of the Holder to amend the Notes to revise the definition of Qualified Financing exclude the IPO, on the terms set forth herein, in order to maximize the Company’s ability to complete the IPO; and

WHEREAS, the Holders agrees to amend the Notes on the terms set forth herein; and

AMENDMENT

NOW, THEREFORE, the parties agree as follows:

1.            Amendment to the Notes. The third sentence of the second paragraph in Section 1 of the each of the Notes is hereby deleted and replaced in its entirety by the following (for ease of reference, changes are indicated by a single line through deleted text and underlining of inserted text):

All unpaid principal on this Note shall be due and payable on the earlier of (i) December 31, 2013; (ii) consummation by the Company of an equity financing (or series of related equity financings), ~~including without limitation a firm commitment~~ subsequent to the Company’s underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, involving the sale of equity securities in which the Company receives at least $10,000,000 in aggregate gross cash proceeds (before brokers’ fees or other transaction related expenses) (a “Qualified Financing”); and (iii) consummation of a merger, share exchange or other transaction (or series of related transactions), other than in connection with a Qualified Financing, in which (A) the Company merges into or otherwise becomes a wholly owned subsidiary of a company subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, and (B) the aggregate consideration payable to the Company or its stockholders in such transaction(s) is greater than or equal to $10,000,000 (such period of time from the date of issuance hereof, the “Term”).

2.            Consent. The Holder hereby consents to the amendment to the Notes as set forth in Section 1 hereof.

3.            Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company that:

(a)         the Holder is the lawful holder of the Notes free and clear of all security interests, claims, liens, pledges, conditional sales contracts, attachments, judgments and encumbrances of every kind and nature, including restrictions, or rights of any third parties;

(b)        the Holder has the requisite power and authority to execute and deliver this Agreement, to perform the Holder’s obligations hereunder and to engage in the transactions contemplated hereby;

(c)         the Holder has taken all requisite action to make all the provisions of this Agreement the valid and enforceable obligations they purport to be; and

(d)        this Agreement constitutes the valid and binding obligation of the Holder, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles.

4.             Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder that:

(a)         it has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to engage in the transactions contemplated hereby;

(b)        it has taken all requisite action to make all the provisions of this Agreement the valid and enforceable obligations they purport to be; and

(c)         this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms, subject to laws of general application from time to time in effect affecting creditors' rights and the exercise of judicial discretion in accordance with general equitable principles.

5.	Miscellaneous

(a)          This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

(b)         This Agreement shall be governed by the law of the State of New York without giving effect to any principles or conflicts of law.

(c)          Except as expressly amended hereby, the terms of the Notes shall remain in full force and effect.

(d)         Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(e)         Existing references to the Notes are henceforth deemed references to the Notes as amended by this Agreement.

(f)        If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(g)       The headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement or to affect the meaning or interpretation of this Agreement.

(h)       All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

(i)        This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

IASO PHARMA INC.

By:	/s/ Matthew A. Wikler
Name:	Matthew A. Wikler, M.D.
Title:	President and CEO

PARAMOUNT CREDIT PARTNERS, LLC

By:	/s/ Lindsay A. Rosenwald
Name:	Lindsay A. Rosenwald, M.D.
Title:	Managing Member

PCP Notes Amendment Agreement Signature Page